Exhibit 10.1

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

GRADESAVER, LLC,
A MASSACHUSETTS LIMITED LIABILITY COMPANY (AS THE BUYER),

AND

AMBASSADORS GROUP, INC.
A DELAWARE CORPORATION (AS THE SELLER)

DATED AS OF SEPTEMBER 5, 2014

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of September 5, 2014 (the “Effective Date”), is by and between GradeSaver, LLC, a Massachusetts limited liability company (“Buyer”) and Ambassadors Group, Inc., a Delaware corporation (“Seller”).  Buyer and Seller are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

R E C I T A L S

A.           Seller owns an aggregate of nine hundred seventy-five thousand five hundred fifty-five (975,555) shares of common stock of BookRags, Inc., a Delaware corporation (the “Company”), which shares constitute all of the issued and outstanding shares of the capital stock of the Company (the “Shares”).  The Shares consist of 731,666 shares of common stock which are to be redeemed by the Company immediately prior to the Closing (the “Redemption Shares”) and 243,889 shares of common stock which are to be purchased by Buyer pursuant to the terms and conditions hereof (the “Purchased Shares”).

B.           The Company is in the business of providing online research capabilities for school students and teachers through book summaries, critical essays, online study guides, lesson plans, biographies, and references to encyclopedia articles, all as conducted by the Company as of the Effective Date (the “Business”).

C.           Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Purchased Shares for the purchase price and upon the other terms and conditions hereinafter set forth.  The purchase and sale of the Purchased Shares and the other transactions contemplated by this Agreement and the Ancillary Agreements (hereinafter defined) are sometimes hereinafter collectively referred to as the “Transactions”.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.  The following definitions of terms used in this Agreement are in addition to any other terms which are defined in this Agreement:

“Affiliate” has the meaning ascribed to it in Rule 405 promulgated under the Securities Act of 1933, as amended.

“Ancillary Agreements” means all of the other agreements, instruments and certificates contemplated by this Agreement or otherwise made or given by a Party in connection with this Agreement, including the Escrow Agreement and the Redemption Agreement.

“National Bank of Arizona Financing” means the loan to the Company in the amount of Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) to, among other things, fund the Redemption, all as arranged by Buyer prior to Closing.

“National Bank of Arizona Financing Documents” means the loan agreement and each loan document relating to the National Bank of Arizona Financing.

“Assets” means, with respect to any Person, the tangible and intangible personal property, real property, facilities, and all other rights and assets owned, leased and/or used by such Person in the operation of its business (including, as it pertains to the Company, the Business), including the Books and Records of such Person.

“Books and Records” means, with respect to any Person, all financial records, invoices and other documents and information related to the ownership of such Person’s Assets and/or operation of the business of such Person, including all customer and vendor purchase orders and invoices, all marketing and statistical information pertaining to the products of a Person and of its competitors and customers, bills of sale and warranties received by a Person upon its acquisition of machinery and equipment, and all other books of account and other written records maintained by or relating to such Person or its business (including, as it pertains to the Company, the Business).

“Business Day” means any day of the year on which national banking institutions in New York City are open to the public for conducting business and are not required or authorized to close, other than a Saturday or a Sunday.

“Buyer Agreements” means this Agreement and all Ancillary Agreements to which Buyer is a signatory.

“Claim” means a claim made by a Party against another Party, as described in a Claim Notice.

“Claim Notice” means a Notice from either Buyer to Seller or from Seller to Buyer, (i) describing in reasonable detail the nature of any claim made by either Buyer or Seller (on their own behalf and/or on behalf of the applicable Indemnified Parties) against another Party that has given or is reasonably expected to give rise to an obligation of the Party to whom such Notice is given for indemnification under ARTICLE VI, including any Third Party Claim, (ii) describing in reasonable detail the amount of the Losses with respect to such claim, if then known, or reasonably estimated if not then known, (iii) describing in reasonable detail the basis of such Losses, including a reference to the provision of this Agreement or any other Ancillary Agreements upon which such claim is based and (iv) in the case of a Third Party Claim, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means any written or oral agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking or other legally binding commitment of any nature.

“Data Delivery” means the delivery to or the making available to Buyer of various information and documents concerning the Company or Seller, either through the delivery of hard copies, delivery of electronic copies or access given to Buyer to the Data Site; it being understood and agreed that irrespective of the manner, method or mode of initial delivery, no document shall be considered to have been “delivered”, “provided” or “made available” to Buyer (other than the delivery of the Agreement and Ancillary Agreements, other deliveries pursuant to Article III (unless Data Delivery is expressly required thereunder), and any document delivered, provided or made available after the Closing) unless such document has been uploaded to the Data Site prior to 11:59 PM PDT on September 4, 2014.

“Data Site” means the electronic data room hosted at https://datasite.merrillcorp.com/bidder/index_frame.do?projectId=154303.

“Disclosure Schedule” means a schedule, dated as of the Effective Date, which sets forth the exceptions to and the disclosures required by the representations and warranties contained in ARTICLE IV and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule.

“Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any other plan, program or arrangement providing for compensation or benefits, including bonuses, profit-sharing, deferred compensation, life insurance, pension, retirement, medical, hospital, disability, welfare or fringe benefits, change of control, severance, stock purchase, stock option, or vacation pay,  to which the Company or any ERISA Affiliates is a party or have any Liability or contingent Liability or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director.

“Environmental, Health and Safety Requirements” means all federal, state, local or foreign statutes, regulations, ordinances and other Legal Requirements , concerning public health and safety, worker health and safety, and pollution or protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) that is under common control or treated as a single employer with the Company under Sections 414 (b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Escrow Agent” means BOKF, NA DBA Colorado State Bank & Trust.

“Expenses” means any and all reasonable out-of-pocket expenses incurred in connection with investigating, defending or asserting any Claim or Proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

“Fundamental Representations” means, collectively, the Group I Fundamental Representations, the Group II Fundamental Representations and the Group III Fundamental Representations.

“GAAP” means United States generally accepted accounting principles as in effect on the Effective Date, consistently applied.

“Governmental Entity” means any: (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any division, agency, bureau, commission, court, authority, department, official, political subdivision, administrative body, tribunal or other instrumentality of any government, whether federal, state or local, municipal, domestic or foreign); (iv) multi-national organization or body; or (v) Person exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Group I Fundamental Representations” means individually and collectively the representations and warranties of Seller contained in Section 4.13 (‘Taxes’).

“Group II Fundamental Representations” means individually and collectively the representations and warranties of Seller contained in Sections 4.22 (‘Licenses’) and 4.26 (‘Proprietary Rights’).

“Group III Fundamental Representations” means individually and collectively the representations and warranties of Seller contained in Sections 4.1 (‘Corporate Organization of Company’), 4.2 (‘Subsidiaries’), 4.3 (‘Authorization’), 4.6 (‘Capitalization’), 4.7 (‘Clear Title to Shares’) and 4.29 (‘Broker’s Fees’)

“Hazardous Material” means any substance, waste, or other material which is regulated or defined under Environmental, Health and Safety Requirements, including without limitation petroleum and its by-products, asbestos, “hazardous waste”, “hazardous substance”, “hazardous material”, “restricted hazardous waste”, “industrial waste”, “solid waste”, “contaminant”, “pollutant”, “toxic waste” or “toxic substance”.

“Indebtedness” means with respect to any Person at any particular time: (i) all obligations of such Person for borrowed money, or obligations with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed under or in respect of letters of credit); (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) all obligations of such Person under or in respect of conditional sale or other title retention agreements relating to property purchased by such Person; (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services; (v) all obligations of such Person under or in respect of interest rate, currency or other hedging arrangements; (vi) all obligations of such Person under or in respect of capital leases; and (vii) all obligations of another Person of the type described in the foregoing clauses (i) – (vi) which have been guaranteed by such Person, or which are secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed.

“IRS” means the Internal Revenue Service, a division of the United States Treasury Department, or any successor thereto.

“Knowledge”, or any similar term or knowledge qualification contained herein, means (i) with respect to any individual, the knowledge of such Person or the knowledge that such Person should have after reasonable inquiry, (ii) with respect to Seller, the knowledge of Philip Livingston or Holly Heath or the knowledge that any such Person should have after reasonable inquiry; and (iii) with respect to Buyer, the knowledge of J. Nicholas Smith or Olivia Verma Smith or the knowledge that any such Person should have after reasonable inquiry.

“Leased Premises” means each real property demised under a Real Property Lease at or from which the Business is operated.

“Legal Requirement” means, with respect to any Person, any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion, interpretation or Order issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Entity with jurisdiction over such Person and having the force or effect of law with respect to such Person, including Environmental, Health and Safety Requirements.

“Liability” means any commitment, liability, obligation, Indebtedness, accounts payable and/or accrued expenses, including any liability or obligation for Taxes, whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due, and “Liabilities” means and includes any and all of the foregoing.

“Licenses” means any permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or other Person or pursuant to any Legal Requirement.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other similar restriction or limitation.

“Loss” means any cost, fee, expense, loss, damage, deficiency, injury, decline in value, lost opportunity, claim, demand, settlement, judgment, award, fine, penalty, Liability or Expense of any nature, and “Losses” means and includes any and all of the foregoing.

 “Mulcahy Matter” means any dispute arising from or in connection with the employment or other engagement of Ryan Mulcahy with the Company, Seller or any Affiliate, or the termination of Ryan Mulcahy’s employment or other engagement with the Company, Seller or any Affiliate, or the terms of any severance, employment, incentive or similar arrangement in connection therewith, including any complaint for breach of contract and related claims filed by Mr. Mulcahy against Seller, the Company and Philip Livingston, interim CEO of Seller.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Order” means any: (i) order, injunction, judgment, edict, decree, ruling, writ or assessment, issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Entity or any arbitrator or arbitration panel; or (ii) Contract with any Governmental Entity entered into in connection with any Proceeding.

“Ordinary Course of Business” means, with respect to any Person, the usual and ordinary course of business consistent with such Person’s past practice, including activities associated with or in anticipation of this Agreement or the Transactions. An action taken by or on behalf of the Company shall not be deemed to have been taken in the “Ordinary Course of Business” unless: (i) such action is consistent with the past practices of the Person so acting and is taken in the ordinary course of the normal day-to-day operations of such Person; and (ii) such action is not required to be authorized by the shareholder(s) of such Person or the board of directors of such Person (or any committee of the board of directors of such Person).

“Packaged Software Products” means so-called “off-the-shelf” products and “shrink wrap” software licensed to the Company in the Ordinary Course of Business and obtainable without material expense.

“Permitted Liens” means (i) any liens for Taxes and assessments of Governmental Entities not yet due and payable or that are being contested in good faith by appropriate proceedings; (ii) any liens in favor of carriers, warehousemen, repairmen, mechanics or similar liens arising by operation of law or in the Ordinary Course of Business in respect of obligations that are not yet due and payable, that are not yet subject to penalties for delinquent nonpayment, or that are being contested in good faith by appropriate proceeding; (iii) any liens created by Buyer or its Affiliates; and (iv) all items set forth on Schedule 1.1.

“Person” means an individual, a partnership, a limited liability company or partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

“Pre-Closing Taxes” means (i) all Taxes (or the non-payment thereof) of the Company for any Pre-Closing Tax Period; (ii) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Effective Date (other than Buyer or Buyer Affiliates), including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Legal Requirement, and (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Legal Requirement, which Taxes arise from an event or transaction occurring on or before the Closing.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or any arbitrator or arbitration panel.

“Proprietary Rights” means all of the following owned by, issued to, used by or licensed to the Company (whether pursuant to a written license or not), along with all associated income, royalties, damages and payments due from or payable by any third party (including damages and payments for past, present, or future infringements or misappropriations thereof), all other associated rights (including the right to sue and recover for past, present, or future infringements or misappropriations thereof), and any and all corresponding rights: (i) trademarks, service marks, trade dress, logos, slogans, trade names and corporate names and all registrations and applications for registration thereof, together with all goodwill associated therewith; (ii) copyrights and works of authorship, and all registrations and applications for registration thereof; (iii) computer software (including data, data bases and related documentation); (iv) trade secrets, confidential information, and proprietary data and information (including compilations of data (whether or not copyrighted or copyrightable), ideas, know how, marketing, information, financial and accounting data, business and marketing plans, and customer and supplier lists and related information); (v) internet sites and related code, graphics, assets and other properties related thereto as well as all rights associated therewith; (vi) all other intellectual property rights, including without limitation all content licensed by the Company; and (vii) all copies and tangible embodiments of the foregoing (in whatever form or medium).

“Real Property Leases” shall mean all of the existing leases, subleases, licenses, use, occupancy agreements, options, rights, concessions or other agreements or arrangements with respect to real property to which the Company is a party or by which the Company or any of the Assets is bound, together with any and all amendments thereto, modifications thereof, side letter and other agreements relating thereto (including, without limitation, subordination, non-disturbance and attornment and like agreements).

“Seattle Lease Agreement” means the Lease Agreement dated March 28, 2011 between Prisa market Place Tower WA, LLC, as landlord, and the Company, as tenant, as amended, relating to the lease of the premises located at 2025 1st Ave., Suite 270, Seattle, Washington

“Seller Agreements” means this Agreement and all Ancillary Agreements to which Seller is a signatory.

“Seller’s Original Acquisition Date” means May 15, 2008.

“Subsidiary” means, with respect to any Person, any other Person of which the first Person (or a Subsidiary thereof) owns a majority of the common stock or other voting interests or otherwise has the power to vote or direct the voting of sufficient securities to elect a majority of the directors, managers or other Persons controlling the activities of such Person.

“Tax” or “Taxes” means (i) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, abandoned property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, assessment or similar type of governmental charge of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” means any Claim arising out of any third-party claim or the commencement of a Proceeding by any third party with respect to which an Indemnified Party is entitled to indemnification pursuant to ARTICLE VI.

“Wire Transfer” means a payment of money by same day wire transfer in immediately available funds to an account or accounts designated in writing by the recipient to the payor.

1.2 Other Defined Terms.  Other terms shall have the meanings ascribed to them in the Agreement as set forth herein.

1.3 Interpretation and Construction of Terms.  Generally, unless particular terms of this Agreement state otherwise, or unless the context indicates otherwise, words and phrases used in this Agreement will be interpreted and construed as follows:

(a) Words in the present tense include the future and vise-versa. Words and phrases used as nouns include singular and plural forms.

(b) “Or” is not exclusive. “Shall”, “will”, and “must”, signify mandatory obligations. “May” signifies a discretionary or permissive act.

(c) In all circumstances, the phrase “without limitation” will be deemed to follow the words “include”, “includes”, and “including”.

(d) The captions and headings of the Articles, Sections, and subsections of this Agreement are for convenience and reference only, and shall not be deemed to define or limit the provisions thereof.

(e) Unless otherwise specified herein, any references to “dollars”, “$” or other dollar amounts in this Agreement shall mean the lawful currency of United States.

ARTICLE II
PURCHASE AND PRICE

2.1 Sale and Purchase of Shares; Purchase Price.  Upon the terms and subject to the conditions contained herein, Seller hereby sells, assigns, transfers, conveys and delivers to Buyer, free and clear of all Liens, and Buyer purchases from Seller, the Purchased Shares.  The aggregate purchase price for the Purchased Shares, subject to adjustment as hereinafter provided, is One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the “Purchase Price”).  Buyer shall make or cause to be made, by Wire Transfer, the following payments (in an amount, in the aggregate, equal to the Purchase Price):

(a) first, to the Escrow Agent, the Escrow Amount; and

(b) second, to Seller, the balance.

2.2 Escrowed Funds.  Simultaneous with the execution and delivery of this Agreement, Escrow Agent, Buyer and Seller shall execute an agreement in substantially the form of Exhibit A hereto (the “Escrow Agreement”). Buyer shall deliver or cause to be delivered to the Escrow Agent, for the purpose securing the indemnification obligations of Seller under ARTICLE VI of this Agreement, the sum of $400,000 (such amount, together with all interest, dividends and other income earned with respect thereto, less amounts disbursed therefrom in accordance with this Agreement and the Escrow Agreement, is sometimes hereinafter referred to as the “Escrow Amount”).

2.3           Redemption.  Immediately prior to Closing, Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) (the “Redemption Price”) was paid by the Company to Seller to redeem the Redemption Shares, using funds from the National Bank of Arizona Financing (the “Redemption Loan”), pursuant to and in accordance with the terms and conditions of the Redemption Agreement set forth in Exhibit B hereto (the “Redemption Agreement”).

2.4 Taking of Necessary Action; Further Action.  If at any time after the Closing, any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to vest in Buyer full right, title and possession to the Shares (and, indirectly as a result thereof, to all Assets (including all Proprietary Rights), property, rights, privileges, powers and franchises of the Company), then Buyer shall be fully authorized in the name of Seller and the Company to take, and will take, all such lawful and necessary action.  In addition the Parties agree and acknowledge that the accounts payable set forth on Schedule 2.4, and the accounts receivable of the Company as of the Effective Date shall remain with the Company, and Seller shall forward any mail or other correspondence, and any payments, relating thereto to Buyer within five (5) calendar days after receipt.

2.5 Characterization of Transactions; Withholding.

(a) The Parties agree that, for tax purposes, the sale and purchase of the Purchased Shares pursuant to Section 2.1 and the redemption of the Redemption Shares pursuant to Section 2.3 shall together be characterized as a single sale of the Shares for aggregate consideration equal to the sum of the Purchase Price and the Redemption Price, as adjusted pursuant to this Agreement.

(b) To the extent that any amounts otherwise payable to any recipient pursuant to this Agreement or any Ancillary Agreement are withheld as required by law by the Company, a Party or the Escrow Agent, as the case may be, such withheld amounts shall be treated for all purposes of the Agreement as having been delivered and paid to such recipient by the Company, such Party or the Escrow Agent, as applicable.

ARTICLE III
CLOSING MATTERS AND CLOSING DELIVERIES

3.1 The Closing. The closing of the Transactions (the “Closing”) is being conducted remotely via facsimile and electronic exchange of documents and signature pages (with originals to be delivered promptly thereafter) on the Effective Date. For purposes of determining tax and accounting periods, the Closing shall be deemed to have occurred with respect to the Company, effective at 11:59 PM EST on the Effective Date.
3.2 Seller’s Closing Deliveries. Seller shall make or cause to be made the following deliveries to Buyer:
(a) All consents listed on Schedule 4.5;
(b) An assignment agreement pursuant to which the Company has assigned or will assign the Seattle Lease Agreement to Seller, in form and substance reasonably acceptable to Buyer (the “Lease Assignment”);
(c) All stock certificates evidencing (i) the Purchased Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, in proper form for transfer, and with any required stock transfer tax stamps affixed, if any, and (ii) the Redemption Shares, showing such shares have been cancelled;
(d) The Escrow Agreement, duly executed by Seller;
(e) The Redemption Agreement, duly executed by Seller and the Company;
(f) Copies by Data Delivery of the Company’s consolidated, unaudited statements of income and statements of cash flow for the seven (7) months ended July 31, 2014 and the balance sheet as of July 31, 2014 (the “Interim Financial Statements”);
(g) Copies of all necessary corporate resolutions, duly adopted by the Company or Seller, as applicable, terminating the Company’s employees as requested by Buyer, as well as any and all of the Company’s 401(k) retirement plans, stock option and incentive plans and agreements, employment agreements and severance agreements, incentive plans and programs including without limitation all retention plans and agreements, and commission plans and agreements (including without limitation all Employee Benefit Plans but excluding the Employment Agreements and the Consulting Agreements), as well as any other agreements and plans requested by Buyer, together with copies of resignations of all officers and directors of the Company and all applicable termination agreements, all in form and substance satisfactory to Buyer;

(h) A statement conforming to the requirements of Section 1.897-2(h)(1)(i) of the United States Treasury Regulations; and the notification to the Internal Revenue Service required under Section 1.897-2(h)(2) of the United States Treasury Regulations;

(i) All databases, and all account passwords, credentials and keys, relating to the Company or the Business;

(j) Evidence satisfactory to Buyer that each of the agreements listed on Schedule 4.20 has been terminated in its entirety and of no further force or effect, with no outstanding obligations of the Company including obligations to honor any subscription codes issued pursuant to any such agreement after September 16, 2014 or any subscriptions redeemed pursuant to any such agreement after December 1, 2014;

(k) Copies of each of the following, certified to Buyer’s satisfaction by an officer of the Company: (i) the Company’s articles of incorporation, as amended, certified as of a recent date by the appropriate Governmental Entity; (ii) a certificate as to the legal existence and good standing of the Company, certified as of a recent date by the appropriate Governmental Entity; (iii) the Company’s by-laws, as amended; (iv) votes adopted by the shareholders and resolutions adopted by the directors of the Company authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the Transactions; and (v) evidence as of a recent date of the qualification of the Company in the jurisdictions listed on Schedule 4.1; and

(l) Copies of each of the following, certified to Buyer’s satisfaction by an officer of the Seller: (i) the Seller’s articles of incorporation and by-laws, as amended; (ii) a certificate of good standing of the Seller, certified as of a recent date by the appropriate Governmental Entity; and (iii) resolutions adopted by the directors of the Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the Transactions.

3.3 Buyer’s Closing Deliveries.  Buyer shall make or cause to be made the following deliveries to Seller:

(a) The Purchase Price, paid by Wire Transfer by Buyer to Seller;

(b) The Redemption Price, paid by Wire Transfer by the Company to Seller to redeem the Redemption Shares;

(c) Evidence reasonably satisfactory to Seller that the Redemption Loan was made to the Company on the terms and conditions of the National Bank of Arizona Financing Documents;

(d) Evidence reasonably satisfactory to Seller that the Escrow Amount has been paid to the Escrow Agent by Wire Transfer;

(e) Copies of the fully executed National Bank of Arizona Financing Documents, setting forth the terms and conditions of the National Bank of Arizona Financing;

(f) The Escrow Agreement, duly executed by Seller; and

(g) Copies of each of the following, certified to Seller’s satisfaction by an officer of the Buyer: (i) the Buyer’s certificate of organization, as amended; (ii) a certificate of good standing of the Buyer, certified as of a recent date by the appropriate Governmental Entity; and (iii) resolutions adopted by the managers or members of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the Transactions.

3.4 Other Closing Deliveries.  At Closing, employment agreements (the “Employment Agreements”) shall be executed by each of Vanessa Hoying, Kade Grantham and Liz Legg, on the one hand, and Buyer, on the other hand, and consulting agreements (the “Consulting Agreements”) shall be executed by each of Damian Wadley, Holly Heath and Ian Maddox, on the one hand, and Buyer on the other hand.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV are true, correct and complete as of the Effective Date.
4.1 Corporate Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its Assets and other properties and to carry on the Business. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of the Business or the ownership of its Assets and other properties requires such qualification or authorization. Schedule 4.1 sets forth a true, correct and complete list of each jurisdiction in which the Company is qualified or authorized to do business as a foreign corporation.
4.2 Subsidiaries. Except for the Subsidiaries listed on Schedule 4.2, the Company does not own any direct or indirect interest in any Person. Except for the Subsidiaries listed on Schedule 4.2, the Company does not have any other Subsidiaries.
4.3 Authorization. The execution, delivery and performance of this Agreement and all of the other Seller Agreements are within the power and authority of Seller, and have been duly authorized, executed and delivered by Seller.
4.4 Binding Agreement. This Agreement and the other Seller Agreements, upon execution by Seller, constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except to the extent that (x) such enforcement may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally; and (y) the remedy of specific performance and injunctive and other forms of equitable or legal remedies may be subject to equitable defenses, equitable principles and to the discretion of the court before which any Proceeding therefor may be brought (collectively, the “Remedies Exceptions”).

4.5 Required Consents; Non-Contravention.  Except as set forth on Schedule 4.5, the execution, delivery and performance of this Agreement and all of the Ancillary Agreements to which Seller is a party (i) do not require the consent or approval of any Governmental Entity or any other Person, (ii) will not conflict with, result in the breach of, or constitute a violation of any of the terms, conditions or provisions of the articles of incorporation or by-laws of the Company, (iii)  will not be in violation of any Legal Requirement, (iv) will not conflict with, result in the breach of, or constitute a default under any Contract to which the Company is a party or by which the Company is bound, or to which any of the Company’s Assets or any of the Shares are subject, (v) will not conflict with, result in the breach of, or constitute a default under any Contract relating to the Shares or the Company to which the Seller is a party or by which the Seller is bound, and (vi) will not result in the creation or imposition of any Lien upon any of the Assets of the Company or upon any of the Shares.

4.6 Capitalization.  The authorized capital stock of the Company consists of one million (1,000,000) shares of preferred stock having $0.001 par value per share, of which no shares are issued and outstanding, and two million (2,000,000) shares of common stock having $0.001 par value per share, of which nine hundred seventy-five thousand five hundred fifty-five (975,555) shares are issued and outstanding. All issued and outstanding shares of the authorized capital stock of the Company are validly issued, fully paid and non-assessable, and since the Seller’s Original Acquisition Date have been offered, issued, sold and delivered in compliance with all applicable Legal Requirements (including all applicable securities laws), and all of the issued and outstanding shares of the capital stock of the Company are owned beneficially and of record by Seller, free and clear of all Liens. No amounts other than the Redemption Price and the Purchase Price are payable to any Person with respect to the Shares. There are no voting trust agreements or any other Contracts restricting or otherwise relating to voting or dividend rights with respect to any shares of the capital stock of the Company or with respect to the ownership or transfer of any such shares, including the Shares. There do not exist any options, warrants, calls, subscriptions, convertible or exchangeable securities, rights, agreements, commitments or arrangements obligating Seller or the Company to issue, transfer or sell any shares of the capital stock of the Company or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for, any such shares of capital stock.

4.7 Clear Title to Shares.  Seller is the lawful record and beneficial owner of all of the Shares, free and clear of all Liens. On the Effective Date, the sale of the Purchased Shares and delivery of certificates evidencing same by Seller to Buyer will transfer valid title and beneficial ownership thereto, free and clear of all Liens, and such Purchased Shares shall constitute all of the issued and outstanding shares of the Company at such time.

4.8 Financial Statements.  Included in Seller’s Annual Report on Form 10-K for the year ended December 31, 2013 are true, correct and complete copies of the Company’s consolidated, audited income statement, cash flow statement and balance sheet for the period ended as of December 31, 2013 (the “Most Recent Year-End Statements”).  Included in Seller’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 are true, correct and complete copies of the Company’s consolidated, audited income statement, cash flow statement and balance sheet for the period ended March 31, 2014 (the “Most Recent Quarter-End Statements.”) Attached to Schedule 4.8 are true, correct and complete copies of the Interim Financial Statements. (The Most Recent Year-End Statements, Most Recent Quarter-End Statements and Interim Financial Statements are sometimes collectively referred to in this Agreement as the “Financial Statements.”) The Financial Statements are complete and accurate and present fairly the consolidated financial position of the Company as of the dates thereof and the results of operations, cash flows and changes in stockholders’ equity of the Company for the periods covered by said statements, in conformity with GAAP (except as may be indicated in the notes and schedules thereto) except, in the case of the Interim Financial Statements, for (i) normal year-end adjustments which are not, individually and in the aggregate, material and (ii) the omission of notes and schedules required by GAAP.

4.9 Governing Instruments.  True, correct and complete copies of the certificate of incorporation and bylaws of the Company, as amended, and true, correct and complete copies of all minutes of meetings of the directors and shareholders of the Company and of all consents in lieu thereof have been provided to Buyer using Data Delivery. Schedule 4.9 identifies each member of the Board of Directors and each officer of the Company holding office immediately prior to Closing, all of whom shall have submitted their resignations to the Company effective as of the Effective Date.

4.10 Title to Assets; Condition; Possession under Leases.

(a) Other than as set forth on Schedule 4.10(a), the Company has good and marketable title to, or a valid leasehold or license interest in, each and all of its respective Material Assets, free and clear of all Liens except for Permitted Liens.

(b) The Material Assets of the Company are in satisfactory operating condition and repair, normal wear and tear excepted. The Material Assets and other properties of the Company include all assets and properties necessary for the conduct of the Business and are adequate to conduct the Business.

(c) Each personal property lease or license of an Asset in the name of the Company is a valid and subsisting obligation enforceable by the Company in accordance with its terms, except as limited by the Remedies Exceptions.

(d) Except as set forth on Schedule 4.10(d), no Person other than the Company, including Seller, owns or has any rights in any Material Assets used to carry on the Business.

4.11 Inventory and Assets.  The Company has no inventory.  Schedule 4.11 lists all of the tangible Assets of the Company with fair market value of $1,000 or greater (the “Material Assets”).

4.12 Accounts Receivable; Accounts Payable.  Schedule 4.12 sets forth all of the (i) accounts receivable of the Company as of the Effective Date, which (other than the Assigned Receivables set forth on Schedule 7.6) are true and accurate on an aggregate basis within a margin of error of five percent (5%), (ii) the Company’ prepaid expenses as of the Effective Date, and (iii) to the Seller’s Knowledge, the accounts payable of the Company as of the Effective Date.  All of the accounts receivable and prepaid expenses set forth on Schedule 4.12 (i) are determined in accordance with GAAP and arose out of bona fide transactions in the Ordinary Course of Business and (ii) subject to the first sentence of this Section 4.12, are valid and enforceable claims, subject to no set-off or counterclaim.  As of the Effective Date no Person will have any Lien on such receivables or any part thereof, except for Permitted Liens and Seller’s rights to the Assigned Receivables as set forth in Section 7.6, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables other than in the Ordinary Course of Business.  All of the accounts payable set forth on Schedule 4.12 represent, to Seller’s Knowledge, (i) the total amount of accounts payable of the Company as of the Effective Date and (ii) the agings of such accounts payable from the date of the invoice based on the following schedule:  0-30 days; 31-60 days; and over 90 days.

4.13 Taxes.

(a) The Company has duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by it, all such Tax Returns are correct and complete in all material respects, and all Taxes required to be paid by or with respect to the Company (whether or not shown as due on such Tax Returns) have been paid to the appropriate Governmental Entity. Except as set forth on Schedule 4.13(a), the Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b) There is no Tax deficiency outstanding, assessed or proposed against the Company. No audit or other examination of any Tax Return of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination.

(c) There are no Liens for Taxes upon any of the Assets of the Company.

(d) The Company: (i) has not been a member of an affiliated group filing a consolidated, or unitary Tax Return (other than any affiliated group of which the Company is the common parent) and (ii) does not have any Liability for the Taxes of any Person under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, other than commercial contracts entered into in the Ordinary Course of Business that do not primarily relate to Taxes.

(e) Since the date of the Most Recent Year-End Statements, the Company has not incurred any Liability for Taxes outside the Ordinary Course of Business.

(f) The Company has not, within the past ten (10) years: (i) acquired Assets from another corporation in a transaction in which its Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary. The Company is not a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code.

(g) The Company is properly classified for U.S. federal and applicable state tax purposes as a corporation. Seller is properly classified for U.S. federal and applicable state tax purposes as a corporation. Neither the Company nor the Seller has ever made an election under Section 1362 of the Code to be treated as an S corporation for U.S. Federal income tax purposes or made a similar election under any comparable provision of any Tax law.  The Company is not a party to any joint venture, partnership, other arrangement or contract which could be treated as a partnership for federal income Tax purposes.

(h) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person, and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(i) The Company is not and has not been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treas. Reg. §1.6011-4(b).

(j) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Effective Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Effective Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Effective Date; (iii) installment sale or open transaction disposition made on or prior to the Effective Date; (iv) prepaid amount received on or prior to the Effective Date; or (v) election by the Company under Section 108(i) of the Code.

(k) Except for customary powers of attorney granted to the Company’s accountants and tax advisors, no power of attorney granted by or with respect to the Company’s relating to Taxes is currently in force.

(l) No claim has been made by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.  The Company is not required to file Tax Returns or pay Taxes in a country other than the United States.

4.14 Recent Events.  Except as set forth on Schedule 4.14, or except as expressly contemplated by this Agreement, since the date of the Most Recent Year-End Statements, the Company has not:

(a) suffered a materially adverse change (i) in or to its financial condition, operating results, earnings or Assets or (ii) in its relations with any material customer, supplier, employee or sales representative;

(b) borrowed or otherwise incurred or became subject to any Indebtedness;

(c) discharged or satisfied any Lien, or prepaid any amount of Indebtedness for borrowed money, other than those discharged, satisfied, or prepaid in the Ordinary Course of Business;

(d) mortgaged, pledged, or subjected to any Lien any portion of the Assets used in the Business other than Permitted Liens;

(e) sold, leased, assigned, or transferred (including transfers to any employees or Affiliates of the Company) any portion of its respective tangible Assets used in the Business, except the Lease Assignment or in the Ordinary Course of Business or sales of obsolete or damaged tangible Assets, or cancelled without fair consideration any debts or claims owing to or held by the Company in excess of $10,000;

(f) sold, assigned, licensed, or transferred (including transfers to any employees or Affiliates of the Company) any Proprietary Rights or disclosed any confidential information other than pursuant to agreements preserving all rights of the Company in such confidential information;

(g) suffered any losses or waived in writing any rights of value in each case in excess of $50,000, whether or not in the Ordinary Course of Business;

(h) suffered any theft, damage, destruction or casualty loss in excess of $10,000 per incident and $25,000 in the aggregate, to any Assets associated with or used in the Business, whether or not covered by insurance;

(i) made or granted any bonus or any wage, salary, or compensation increase to any director, officer, employee, or consultant, or made or granted any increase in any Employee Benefit Plan, or amended or terminated any existing Employee Benefit Plan, or adopted any new Employee Benefit Plan, except in the Ordinary Course of Business;

(j) made any capital expenditures or commitments for capital in excess of $10,000, individually or in the aggregate;

(k) made any loans or advances of money, individually or in the aggregate (it being understood that this item does not include accounts receivable generated in the Ordinary Course of Business);

(l) made or paid any material charitable contributions or pledges; or made or paid any association fees or dues other than in the Ordinary Course of Business;

(m) entered into any lease of capital equipment or real estate involving rents in excess, individually or in the aggregate, of $10,000 per annum, other than the Lease Assignment;

(n) changed or authorized any change in the Company’s organizational documents;

(o) declared, made, set aside or paid any payment, dividend or other distribution of any nature in respect of any of its capital stock, except for the Redemption Payment;

(p) directly or indirectly, issued, redeemed, retired, purchased or otherwise acquired any of its shares of capital stock or other ownership interests except pursuant to the Redemption Agreement;

(q) acquired all or any substantial portion of the stock or assets of any other Person, including any such acquisition structured as a merger or consolidation, or made any loan of money to or investment in any other Person;

(r) adopted or amended any bonus, profit sharing, compensation, stock option, stock purchase, pension, retirement, deferred compensation or other plan, agreement, trust, fund or arrangement for the benefit of employees;

(s) changed accounting or tax reporting principles, methods or policies, made or changed any Tax election, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes, or consented to any extension or waiver of the Tax statute of limitations period;

(t) instituted or settled any Proceeding; or

(u) obligated to do any of the foregoing.

4.15 No Liabilities.  The Company does not have any Liabilities (and there is no reasonable basis for any present or future Proceeding giving rise to any Liability), and will not have any Liabilities as a result of the Closing of the Transactions or any pre-Closing occurrences, agreements or understandings, other than, in each case, Liabilities (i) arising from accounts payable set forth on Schedule 2.4 (but specifically excluding any severance payments or other amounts due employees except pursuant to the Employment Agreements or the Consulting Agreements), (ii) set forth on Schedule 4.15, and (iii) the Redemption Loan.  The Seller assumes all Liabilities that may arise in connection with the agreements and plans being terminated or required to have been terminated pursuant to Section 3.2(g), whether such terminations occur before, on or after the Effective Date (all such Liability shall be hereinafter referred to as the “Plan Liability” and shall revert to Seller).

4.16 Real Property.  Except as set forth on Schedule 4.16:

(a) The Company (i) does not own directly or indirectly any real property or interest therein and (ii) is not a party to, or holder of, any option, right, offer, letter of intent or other agreement that provides for or contemplates the purchase of any real property or interest therein by the Company (except as may be provided in any Real Property Lease).

(b) Subject to the Lease Assignment, the Seattle Lease Agreement is the only Real Property Lease to which the Company is a party. The Company does not operate its Business at any real property or otherwise lease, license, use or occupy any real property except at the Leased Premises that is the subject of the Seattle Lease Agreement and the Lease Assignment.  Seller has made available to Buyer using Data Delivery a complete and accurate copy of the Seattle Lease Agreement and the form of Lease Assignment.

(c) The Leased Premises comply with all applicable Legal Requirements. The Company has not received any written notice from any insurance company that has issued a policy of insurance with respect to any of the Leased Premises requiring performance of any structural or other repairs or alterations to any Improvements or claiming or threatening the cancellation of any insurance coverage respecting any Leased Premises.

4.17 Compliance with Environmental Laws.  Except as set forth on Schedule 4.17:

(a) The Company, including in connection with its operation of the Business, has complied with, and is in compliance with, all Environmental, Health and Safety Requirements.

(b) Schedule 4.17 sets forth a list of all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation and use of the Company facility, the Leased Premises, the Improvements, and the operation of the Business (“Environmental Permits”). Copies of Environmental Permits have been provided to Buyer via Data Delivery. The Company has obtained and complied with, and is in compliance with, all Environmental Permits. All Environmental Permits are in full force and effect and no Proceeding is pending or, to Seller’s Knowledge, threatened, concerning or relating to any Environmental Permit. Neither the execution and delivery of this Agreement, nor compliance by Seller with any of the provisions herein, will result in the termination or revocation of, or a right of termination or cancellation under, any Environmental Permit.

(c) There is no Proceeding pending against the Company and the Company has not received any written notice, report or other written information regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or regarding any Liabilities or potential Liabilities arising under Environmental, Health and Safety Requirements, including with respect to any release or threatened release of Hazardous Material, investigatory, remedial or corrective obligations, relating to the Leased Premises, any former facility, the operation of the Business, the Company or any predecessor or Affiliate of the Company.

(d) None of the following exists at any property or facility currently or, since the Seller’s Original Acquisition Date, formerly owned or operated by the Company or, to the Knowledge of Seller, its predecessors or Affiliates: (i) release or threat or release of Hazardous Material; (ii) underground storage tanks, (iii) asbestos containing material in any form or condition, (iv) materials or equipment containing polychlorinated biphenyls, or (v) landfills, surface impoundments, or disposal areas.

(e) The Company has not, since the Seller’s Original Acquisition Date, and, to the Knowledge of Seller, its predecessors have not ever, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any Hazardous Material, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance), in a manner that has given or would give rise to Liabilities, including any Liabilities for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.

(f) Neither this Agreement nor the consummation of the Transactions will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so called “transaction triggered” or “responsible property transfer” Environmental, Health and Safety Requirements.

(g) The Company has not, since the Seller’s Original Acquisition Date, and, to the Knowledge of Seller, its predecessors have not ever, either expressly or by operation of law, assumed or undertaken any obligation or Liability, including any obligation or Liability for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(h) To the Knowledge of the Seller, no facts, events or conditions relating to the Leased Premises or the operation of the Business of the Company nor, to the Knowledge of Seller, relating to any former facility or any of its predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Liabilities pursuant to Environmental, Health and Safety Requirements, including any Liabilities relating to onsite or offsite releases or threatened releases of any Hazardous Material.

(i) Since the Seller’s Original Acquisition Date, the Company has not intentionally or, to Seller’s Knowledge, accidentally, taken or failed to take any action which has resulted in environmental harm which, if discovered, would result in Liability or a requirement to remediate such harm.

(j) Seller has made available via Data Delivery true, correct and complete copies of all environmentally-related audits, studies, analyses and results of investigations in the Company’s possession or, to the Seller’s Knowledge, former possession, that have been performed with respect to the Leased Premises, any former facilities and the operation of the Business of the Company or any of its predecessors or Affiliates.

4.18 Material Contracts.

(a) Schedule 4.18(a) contains a list of the eight (8) largest customers of, and the eight (8) largest suppliers measured by dollar amounts to, the Company’s Business, in each case during the twelve (12) months ended December 31, 2013 and the eight (8) months ended August 31, 2014.  Since the date of the Most Recent Year-End Statements, no Person listed or required to be listed on Schedule 4.18(a) (i) has terminated or, to the Knowledge of Seller threatened to terminate, its relationship with the Company, or (ii) has materially decreased or limited materially or, to the Knowledge of Seller threatened to materially decrease or limit materially, the services, supplies or materials supplied to or purchased from the Company.

(b) Schedule 4.18(b) contains a list all of the following Contracts included as part of the Assets (collectively, the “Material Contracts”): (i) all Contracts with customers, suppliers, vendors (including advertising, content, freelancer and distribution agreements) providing for expenditures, payments, indebtedness of or to the Company in excess of $10,000 or more annually; (ii) all Contracts restricting the ability of the Company to engage in any line of business or compete with any Person; (iii) all Contracts relating to employment, compensation or termination (including severance) of any Company employee or independent contractor; (iv) all lease agreements (whether or real or personal property); and (v) all other Contracts not made in the Ordinary Course of Business.  Seller has provided to Buyer using Data Delivery true, correct and complete copies of all written documents evidencing the items listed in Schedule 4.18(b) (or, with respect to oral Contracts, a written description of all material terms thereof). Each such description of an oral Material Contract describes all of the material terms and conditions of such Material Contract.

4.19 Contracts and Commitments.  All of the Material Contracts listed or required to be listed in Schedule 4.18(b) (a) are in full force and effect and are legal, valid and binding obligations of the parties thereto enforceable in accordance with their respective terms, except as limited by the Remedies Exceptions and (b) there has occurred no event which would constitute any breach of or default in any provision of any such Contracts or which would permit the acceleration or termination of any obligation of the Company or, to Seller’s Knowledge, any other party thereto, or the creation of a Lien upon any Assets other than Permitted Liens, or which would give rise to any of the foregoing upon the giving of notice or lapse of time or both. Except as will be separately identified on Schedule 4.19, no approval or consent of any Person is needed in order that the Material Contracts continue in full force and effect immediately following the consummation of the Transactions.

4.20 Related Party Transactions.  Except as set forth on Schedule 4.20, (a) the Company is not a party to any Contract with, or indebted, either directly or indirectly, to any of its current or former officers, directors, managers, members or stockholders, or any of their respective relatives or Affiliates, (b) none of such Persons is indebted to the Company or has any direct or indirect ownership interest in, or any contractual or business relationship with, any Person with which the Company is affiliated or with which the Company has a business relationship, or any Person which, directly or indirectly, competes with the Company, and (c) none of the current or former officers, directors, managers, members or stockholders of the Company have any interest in any Assets, including Proprietary Rights, used in or pertaining to the Business, or in any supplier, distributor or customer of the Company.  The Company shall not be required to honor any subscription codes issued after September 16, 2014 or any subscriptions redeemed after December 1, 2014 pursuant to any such agreement set forth on Schedule 4.20, and any Liability of the Company or the Buyer related to any such subscription codes issued after September 16, 2014 or issued not pursuant to the terms of the agreement set forth on Schedule 4.20 shall revert to Seller (the “Affiliate Agreement Liability”).

4.21 Compliance with Legal Requirements; Proceedings.  Except as set forth on Schedule 4.21:

(a) The Company is and has at all times since the Seller’s Original Acquisition Date been in compliance, in all material respects, with each Legal Requirement that is applicable to the Business or the ownership or use of any of the Assets of the Company. No event has occurred, and no condition or circumstance exists, that would (with or without notice or lapse of time) constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, in each case with respect to the Business or any of the Assets of the Company.  The Company has not received any written notice or other communication from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement that is applicable to the Business or the ownership or use of any of the Assets of the Company and that has not been cured without further Liability to the Company. The Company has delivered to Buyer using Data Delivery an accurate and complete copy of each report, study, survey or other document in the possession of or, to the Seller’s Knowledge, former possession of the Company, that addresses or otherwise relates to the current compliance of the Business with, or the applicability to the Business of, any Legal Requirement.

(b) The Company has not received notice of any inspection or investigation relating to alleged noncompliance with or violation of the Immigration Reform and Control Act of 1986, as amended, and all regulations promulgated thereunder (“IRCA”), nor has the Company been warned, fined or otherwise penalized by reason of any failure to comply with IRCA.

(c) The Company is not subject to any Order, and no Proceeding is pending or, to the Knowledge of Seller, threatened against the Company or, to the Knowledge of Seller, against any stockholder, corporate officer or director of the Company in relation to the Business or the affairs of the Company. The Company is not currently planning to initiate any Proceeding before any court, arbitrator or Governmental Entity.

(d) The Company has not and, to the Knowledge of Seller, no Person acting on behalf of the Company has, directly or indirectly, on behalf of or with respect to the Company, engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any similar Legal Requirement applicable to the Company, in each case at any time since the Seller’s Original Acquisition Date. Without limiting the generality of the foregoing, the Company has not, and no officer, employee or agent acting for or on behalf of the Business has, at any such time, directly or indirectly: (a) used any corporate funds (i) to make any unlawful payment to any governmental official or employee or (ii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any false or fictitious entry, or failed to make any entry required by GAAP or any applicable Legal Requirement in any of the books of account or other records of the Business; (c) made any payoff, influence payment, bribe, kickback or unlawful payment to any Person; (d) made any payment to any Person, or provided any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business or (ii) any other special concession; or (e) agreed, committed or offered (in writing or otherwise) to take any of the foregoing actions; except, in each case, as set forth on Schedule 4.21(d); provided, that an action or omission shall not be deemed to constitute a violation of this Section 4.21(d) if, at the time it occurred, it was not in violation of the FCPA or any other applicable Legal Requirement.

4.22 Licenses.  Schedule 4.22 sets forth a list of all Licenses of the Company or the Business, other than any Packaged Software Products; true, correct and complete copies of such Licenses have been provided to Buyer using Data Delivery. The Licenses listed on Schedule 4.22 comprise all Licenses necessary for the conduct of the Business. The Company is in compliance with all such Licenses, which are in full force and effect and will be in full force and effect immediately after giving effect to the Transactions. To the Knowledge of Seller, there are no other Licenses that are material to the Company or the Business that the Company or any employee of the Company is required to obtain. Seller has no Knowledge of any threatened suspension, revocation or invalidation of any such License, nor of any basis therefor.

4.23 Labor Relations; Certain Employment Matters.

(a) No employees of the Company are represented by a union or other labor organization and no representation question exists or is threatened with respect to the employees of the Company.  There has not been (A) any union organizational activity with respect to the employees of the Company, or (B) any application for certification of a collective bargaining agent with respect to the employees of the Company.  In addition, (i) unless disclosed on Schedule 4.23(a), the Company has complied, in all material respects, with all applicable Legal Requirements affecting employment and employment practices, terms and conditions of employment and wages and hours, and mandatory insurance contributions, and has not engaged in any unfair labor practice; (ii) no complaint alleging unfair labor practices against or affecting the Company has been filed with the National Labor Relations Board and, to the Knowledge of Seller, no such complaint against or affecting the Company is pending or threatened; (iii) there has been no labor strike, dispute, slowdown, stoppage, or picketing against or affecting the Company, and to the Knowledge of Seller, no such action has been or is threatened; (iv) there has been no lockout of any employees of the Company, and no such action is contemplated by the Company; and (v) there has been no Proceeding against the Company arising out of or under a collective bargaining agreement, and to the Knowledge of Seller, no such Proceeding has been or is threatened against the Company.

(b) Except as set forth on Schedule 4.23(b), no agreement which is binding on the Company restricts it from relocating or closing any location of operations.  Except as set forth on Schedule 4.23(b), the Company has not terminated, discontinued, closed or disposed of any facility or other business operation, except for any closed facility for which a comparable substitute facility was thereafter opened as specifically described on Schedule 4.23(b), or laid off any employees, or implemented any early retirement or separation program or a program providing “early retirement window benefits” within the meaning of Treas. Reg. §1.401(a)-4, and no such action is contemplated by the Company.

4.24 Employee Benefit Plans.

(a) Each Employee Benefit Plan is set forth on Schedule 4.24(a). Seller has made available to Buyer using Data Delivery the following documents with respect to each Employee Benefit Plan, as applicable: (i) a copy of the governing plan documents, including any trust agreement or insurance policies (ii) the most recent summary plan description and any summary of any modification thereto and (iii) the three most recent annual reports (Form 5500 series and all schedules attached thereto).

(b) Each Employee Benefit Plan has been maintained in accordance with its terms, and conforms to, and its administration and operation is in compliance with, all applicable Legal Requirements, including ERISA and the Code.

(c) Except as set forth on Schedule 4.24(c), the Company and its ERISA Affiliates have not offered and are not obligated to provide health benefits to any current or former employee, officer, or director (or dependent thereof) under any retiree or post-employment medical or other health or welfare benefit plan, other than group health plan continuation coverage pursuant to Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA.

(d) No Company nor any ERISA Affiliate contributes to or has ever contributed to, or has any Liability or contingent Liability with respect to, a Multiemployer Plan, a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413 of the Code), a “pension plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Sections 412 or 430 of the Code, or a “welfare benefit fund” (within the meaning of Section 419 of the Code).

(e) Except as set forth on Schedule 4.24(e), no Employee Benefit Plan is subject to the laws of any jurisdiction other than the United States or any State thereof.

(f) No action, suit or claim (excluding routine claims for benefits incurred in the ordinary course) has been brought or is pending or, to the Knowledge of Seller, threatened against or with respect to any Employee Benefit Plan or any fiduciary thereof, and there exists no condition or set of circumstances which could reasonably be expected to subject the Company to any Liability as a result of noncompliance under the terms of or with respect to any Employee Benefit Plan or under ERISA, the Code, or any other applicable Legal Requirement. There are no audits, inquiries or other Proceedings pending or, to the Knowledge of Seller, threatened by the Internal Revenue Service or Department of Labor with respect to any Employee Benefit Plan.

(g) Except as set forth in Schedule 4.24(g), neither the execution and delivery of this Agreement nor the consummation of the Transactions (whether alone or together with another event such as termination of employment) will (i) entitle any individual to severance pay, (ii) accelerate the time of payment or vesting under any Employee Benefit Plan or other agreement, (iii) trigger any funding (though a grantor trust or otherwise) of any compensation, severance or other benefit under any Employee Benefit Plan or other agreement to which the Company is a party, or (iv) increase the amount of compensation or benefits due to any individual. No amount paid or payable pursuant to the terms of any Employee Benefit Plan or any agreement or arrangement in connection with the consummation of the Transactions (either alone or with another event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. The Company does not have any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 of the Code.  The Company will have no Liability relating to any items listed in Schedule 4.24(g) after Closing.

(h) Except as set forth on Schedule 4.24(h), the Companies has correctly classified all individuals who directly or indirectly perform services for the Company for purposes of each Employee Benefit Plan and all applicable Legal Requirements, including ERISA and the Code.

(i) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) is in compliance with Section 409A of the Code and all guidance issued by the IRS or United States Department of Treasury.

4.25 Proprietary Rights.

(a) Except as set forth on Schedule 4.25(a), (i) the Company has not interfered with, infringed upon, misappropriated, or violated any Proprietary Rights of third parties, and the Company has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Proprietary Rights of any third party); and (ii) to the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or violated any Proprietary Rights of the Company.

(b) Schedule 4.25(b) identifies each (i) patent or registration which has been issued to the Company with respect to any of its Proprietary Rights, (ii) pending patent application or application for registration which the Company has made with respect to any of its Proprietary Rights, (iii) copyright or work of authorship, whether registered or not, owned by the Company and (iv) license, agreement, permission or other Contract which the Company has granted to any third party with respect to any of its Proprietary Rights (together with any exceptions). Seller has provided to Buyer using Data Delivery true, correct and complete copies of all such patents, registrations, applications, copyrights and works of authorship, and all such licenses, agreements, permissions and Contracts (all, as amended to date) for the Company. Schedule 4.25(b) also identifies each trade name or unregistered trademark, service mark, corporate name and Internet domain name owned by the Company, along with all other Proprietary Rights owned by the Company. With respect to each item identified in Schedule 4.25(b), unless otherwise set forth on Schedule 4.25(b):

(1) The Company possesses all right, title, and interest in and to the item, free and clear of any Lien, other than Permitted Liens;

(2) to the Knowledge of Seller the item is not subject to any outstanding Order;

(3) no Proceeding is pending or, to the Knowledge of Seller, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(4) The Company has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(c) Schedule 4.25(c) identifies each Proprietary Right, including without limitation each copyright and work of authorship, that any third party owns and that the Company uses pursuant to license, sublicense, agreement, permission or other Contract in connection with the Business, other than any Packaged Software Products. Seller has provided to Buyer using Data Delivery correct and complete copies of all such licenses, sublicenses, agreements, and permissions (all, as amended to date). With respect to each such item required to be identified in Schedule 4.25(c):

(1) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect, except as may be limited by the Remedies Exceptions;

(2) the Company is not and, to the Knowledge of Seller, no other party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by the Company thereunder, or permit termination, modification, or acceleration by any other party thereto;

(3) the Company has not and, to the Knowledge of Seller, no other party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(4) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

(5) no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company, including without limitation, a failure by the Company to pay any required maintenance fees).

(d) Without limiting the generality of any of the foregoing provisions of this Section 4.25, the Company owns or possesses sufficient legal rights to use all Proprietary Rights material to or used in the Business and, to the Knowledge of Seller, there is no threatened or reasonable foreseeable loss or expiration of any such Proprietary Rights.  All Proprietary Rights disclosed on the Disclosure Schedule and in the Data Site are owned by, or licensed to, the Company.

4.26 Insurance.  All insurance insuring the Company or its directors, officers, employees or Assets against casualty, liability or other risks, has been provided under the Seller’s policies and, after Closing, the Company will no longer be named as an insured under such policies.

4.27 Bank Accounts.  Schedule 4.27 sets forth the account numbers and names of each bank, broker or other depository institution at which the Company maintains a depository account.

4.28 Broker’s Fees. Other than Seller’s Liability to Ridgecrest Capital Partners, neither Seller nor the Company has any Liability to pay any fees or commissions to, nor used the services of, any broker, finder, financial advisor or agent (other than attorneys’ fees and fees of accountants) with respect to the Transactions.

4.29 Disclosure.  Except for the representations and warranties of Seller in this Agreement, corresponding sections of the Disclosure Schedule, and the other Ancillary Agreements, neither the Seller nor the Company has made or makes any other representation or warranty, either written or oral, express or implied, at law or in equity, on behalf of the Company or the Seller, as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer (including the Management Presentation dated December 2013 delivered to Buyer by Data Delivery), or any representation or warranty arising from statute or otherwise.  Any such other representations or warranties are hereby expressly disclaimed.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true, correct and complete as of the Effective Date:

5.1 Organization.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

5.2 Required Consents; Non-Contravention; Authorization.  The execution, delivery and performance of this Agreement and the other Buyer Agreements and the consummation of the Transactions: (i) are within the power and authority of Buyer, (ii) do not require the consent or approval of any Person, (iii) to Buyer’s Knowledge, do not require the consent or approval of or filing with any Governmental Entity, (iv) will not conflict with, result in the breach of, or constitute a violation of any of the terms, conditions or provisions of the certificate of organization or operating agreement of Buyer, (v) to Buyer’s Knowledge, will not be in violation of any Legal Requirement, and (vi) to Buyer’s Knowledge, will not conflict with, result in the breach of, or constitute a default under any Contract to which Buyer is a party or is bound or to which any of its Assets is subject. This Agreement and the other Buyer Agreements have been duly authorized, executed and delivered by Buyer. This Agreement and the other Buyer Agreements, upon execution by Buyer, constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as limited by the Remedies Exceptions.

5.3 Proceedings.  No Proceeding before any court or other Governmental Entity is pending or, to Buyer’s Knowledge, threatened wherein an unfavorable judgment, decree, injunction or order would prevent Buyer from the carrying out of this Agreement or any of the Transactions.

5.4 Broker’s Fees.  Buyer has no Liability to pay any fees or commissions to any broker, finder, financial advisor or agent (other than attorneys’ fees and fees of accountants) with respect to the Transactions.

5.5 Independent Analysis.  Buyer acknowledges that it has (a) had an opportunity to discuss the business, management and financial affairs of the Company with officers of the Company and representatives of Seller, (b) conducted to its own satisfaction an independent investigation of the Company including the financial condition, results of operations, Assets, Liabilities and projected operations of the Business and (c) in making its determination to proceed with the Transactions, Buyer has relied solely on the results of such investigation and the representations, warranties, covenants and agreements of Seller expressly set forth in this Agreement, the corresponding sections of the Disclosure Schedule, and the Ancillary Agreements. Such representations and warranties by Seller constitute the sole and exclusive representations and warranties of Seller to Buyer in connection with the Transactions, and Buyer acknowledges and agrees that Seller is not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement and the Ancillary Agreements.

ARTICLE VI
  INDEMNIFICATION

6.1 Seller Indemnities.  Subject to the limitations set forth in this ARTICLE VI, Seller shall indemnify, defend and hold harmless Buyer, Buyer’s Affiliates (including the Company) and the respective officers, directors and employees of the foregoing, together with the heirs, administrators, executors, trustees and personal representatives of any of the foregoing who are natural persons (collectively, the “Buyer Indemnified Parties”), from, against and with respect to any Loss arising out of or attributable to the following, without duplication:

(a) any inaccuracy in any representation (or omission in any corresponding schedule) or breach of any warranty of Seller contained in this Agreement (including corresponding sections of the Disclosure Schedule) or the other Ancillary Agreements;

(b) any failure by Seller to perform or observe, or to have performed or observed, in full, any covenant or agreement to be performed or observed by Seller under this Agreement or the other Ancillary Agreements;

(c) the Pre-Closing Taxes;

(d) the Plan Liability;

(e) the Mulcahy Matter;

(f) the Affiliate Agreement Liability;

(g) any Liability arising out of the Seattle Lease Agreement (including the Lease Assignment); or

(h) any claim, demand or allegation by any Governmental Entity or other Person party arising out of or attributable to any of the foregoing.

6.2 Buyer Indemnities.  Subject to the limitations set forth in this ARTICLE VI, Buyer shall indemnify, defend and hold harmless Seller, Seller’s Affiliates and the respective officers, directors and employees of the foregoing, together with the heirs, administrators, executors, trustees, beneficiaries and personal representatives of any of the foregoing who are natural persons (the “Seller Indemnified Parties”), from, against and with respect to any Loss arising out of or attributable to the following, without duplication:

(a) any inaccuracy in any representation or breach of any warranty of Buyer contained in this Agreement (or omission in any corresponding schedule) or the other Ancillary Agreements;

(b) any failure by Buyer to perform or observe, or to have performed or observed, in full, any covenant or agreement to be performed or observed by Buyer under this Agreement or the other Ancillary Agreements; or

(c) any claim, demand or allegation by any Governmental Entity or other Person arising out of or attributable to any of the foregoing.

6.3 Escrow Amount as Initial Source of Payment.  The Parties agree and acknowledge that the Escrow Amount shall not be the Buyer Indemnified Parties’ exclusive method of receiving indemnification from Seller pursuant to this ARTICLE VI, but that no amount shall be payable by Seller to any Buyer Indemnified Party respecting indemnification from Seller until the Escrow Amount has been reduced to zero.

6.4 Survival of Representations and Warranties.  The representations and warranties of Seller and Buyer contained in this Agreement (including the Disclosure Schedule) and the other Ancillary Agreements, and the obligations of Seller and Buyer pursuant to this ARTICLE VI, shall, subject to the terms of this Section 6.4, survive the Effective Date. Seller’s obligations pursuant to Section 6.1(a) shall survive with respect to each representation and warranty made by Seller in the Seller’s Agreements for the same period of time as that during which the associated representation or warranty survives.  Buyer’s obligations pursuant to Section 6.2(a) shall survive with respect to each representation and warranty made by Buyer in the Buyer’s Agreements for the same period of time as that during which the associated representation or warranty survives. Notwithstanding the expiration of any period limiting the duration of Seller’s obligations under Section 6.1(a), such obligations shall continue with respect to all Claims as to which Buyer has given Seller a Claim Notice prior to such expiration. Notwithstanding the expiration of any period limiting the duration of Buyer’s obligations under Section 6.2(a), such obligations shall continue with respect to all Claims as to which Seller has given Buyer a Claim Notice prior to such expiration. Except for the longer expiration time periods described below respecting Fundamental Representations, and notwithstanding anything to the contrary contained in this Agreement or in the Ancillary Agreements, and except as specifically provided below, all representations and warranties of Seller contained in Article IV of this Agreement and in the other Seller Agreements and all representations and warranties of Buyer contained in Article V of this Agreement and in the Buyer Agreements shall expire at 11:59 PM Pacific Time on the date that is eighteen (18) months after the Effective Date; provided, that (i) the Group I Fundamental Representations shall expire at 11:59 PM Pacific Time on the 30th day following the expiration of all applicable statute of limitations periods (including any extensions), (ii) the Group II Fundamental Representations shall expire at 11:59 PM Pacific Time on the date that is thirty-six (36) months after the Effective Date and (ii) the Group III Fundamental Representations, as well as any fraudulent representations or intentional misrepresentations, shall not expire and shall continue forever to the extent permitted by law.  Except as otherwise specifically provided in this Agreement or the Ancillary Agreements, as the case may be, all covenants contained in this Agreement and the Ancillary Agreements to be performed after the Closing shall survive the Closing in accordance with their respective terms.  The Parties agree that no Claim may be brought in respect of any inaccuracy of a representation or a breach of a warranty or covenant contained in this Agreement or any Ancillary Agreement after the expiration of the survival period applicable to such representation, warranty or covenant, as set forth in this Section 6.4.  Notwithstanding anything herein to the contrary, Seller’s indemnification obligations set forth above under Section 6.1(c), 6.1(d), 6.1(e), 6.1(f), 6.1(g) and 6.1(h) (but only as 6.1(h) relates to Section 6.1(c), 6.1(d), 6.1(e), 6.1(f) or 6.1(g)) shall not expire.

6.5 Limitations on Indemnities.  Except as otherwise specifically provided in this Agreement, no Buyer Indemnified Party shall be entitled to make any Claim against Seller under Section 6.1(a) (a) until such time as the aggregate of all Losses sustained by the Buyer Indemnified Parties under Section 6.1(a) exceeds $25,000 (the “Threshold Amount”), and then any Claim may include such Threshold Amount, or (b) for an aggregate amount in excess of $1,000,000 (the “Indemnification Cap”); provided, that the foregoing limitations shall not apply to any Claim for indemnification under Section 6.1(a) which arises out of or relates to (i) the breach or inaccuracy of any Group I Fundamental Representation or any Group III Fundamental Representation (or omission in any corresponding schedule), and the Indemnification Cap for any such breaches, omissions and inaccuracies shall be $5,000,000 in the aggregate, or (ii) fraud or an intentional misrepresentation; provided, further, that the Indemnification Cap for any breaches and inaccuracies of Group II Fundamental Representations (and omissions in any corresponding schedules) shall be $2,500,000 in the aggregate.  Breaches and inaccuracies of Fundamental Representations (and omissions in any corresponding schedules) shall be subject to their specific Indemnification Caps as set forth above, and any such breaches, omissions and inaccuracies shall not be considered when calculating the $1,000,000 Indemnification Cap for other breaches, omissions and inaccuracies.  Notwithstanding anything herein to the contrary, Seller’s indemnification obligations set forth above under Section 6.1(c), 6.1(d), 6.1(e), 6.1(f), 6.1(g) and 6.1(h) (but only as 6.1(h) relates to Section 6.1(c), 6.1(d), 6.1(e), 6.1(f) or 6.1(g)) shall not be subject to the Threshold Amount or any Indemnification Cap.

6.6 Claim Notice to Indemnifying Party.  If either any of the Buyer Indemnified Parties, on the one hand, or any of the Seller Indemnified Parties, on the other hand, as the case may be (the “Indemnified Party”), has a Claim against Buyer or Seller, as the case may be (the “Indemnifying Party”), Buyer, on behalf of the Buyer Indemnified Parties, and Seller, on behalf of the Seller Indemnified Parties, shall promptly give the Indemnifying Party a Claim Notice (including any Claim of the Buyer Indemnified Parties for any Losses below the Threshold Amount); provided, that the failure of any Indemnified Party to give the Claim Notice promptly shall not affect such Indemnified Party’s rights under this ARTICLE VI except to the extent such failure is actually prejudicial to the Indemnifying Party. Should an Indemnified Party be served with a Proceeding with regard to a Third-Party Claim, the Indemnified Party must include with the Claim Notice to the Indemnifying Party a copy of the complaint or other similar court or governmental filings.  Notwithstanding the foregoing, Buyer shall not be required to provide Seller with a Claim Notice with respect to the Mulcahy Matter but shall nevertheless promptly notify Seller to any Losses arising therefrom or relating thereto and indemnifyable by Seller under Section 6.1(e).

6.7 Direct Claims.  After the giving of any Claim Notice that does not involve a Third-Party Claim, the amount of indemnification to which an Indemnified Party shall be entitled under this ARTICLE VI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnifying Party; (ii) pursuant to the instructions of a court of competent jurisdiction resulting from a final, non-appealable determination by such court regarding a Claim set forth in such Claim Notice; or (iii) by any other means to which the Indemnified Party and the Indemnifying Party shall agree. The Indemnified Party shall have the burden of proof in establishing the amount of Losses suffered by it. All amounts due to the Indemnified Party as so finally determined shall be paid by Wire Transfer promptly following any such final determination (and, in any event, within five (5) Business Days).

6.8 Third Party Claims.

(a) After the giving of any Claim Notice that involves a Third-Party Claim, the Indemnifying Party, if it so elects, may assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party at the Indemnifying Party’s sole cost and expense (it being understood that the Indemnifying Party’s counsel used in connection with this Agreement shall be deemed satisfactory); provided, that the Indemnifying Party may so assume the defense of a Third-Party Claim only if it delivers written notice to the Indemnified Party acknowledging responsibility for such Third-Party Claim and all Losses payable in connection therewith; provided further, that if a court later determines that the Indemnified Party was not entitled to indemnification in respect of such Third-Party Claim, then the Indemnified Party shall pay back to the Indemnifying Party any amounts paid by the Indemnifying Party in respect thereof. The Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third-Party Claim if (i) it shall fail to diligently contest the Third-Party Claim, (ii) Buyer believes, reasonably and in good faith, that any Third-Party Claim is having or could reasonably be expected to have a material adverse effect on the business or assets, affairs or condition (financial or otherwise) of Buyer or any of its Affiliates (including the Company), (iii) the Third-Party Claim is (or arises in connection with) a criminal Proceeding, or (iv) an actual conflict of interest exists between the Indemnifying Party and the Indemnified Party that precludes effective joint representation.  For the avoidance of doubt, the Parties agree that the existence of obligations under the indemnity provided in this Article VI does not give rise to an actual conflict of interest within the meaning of the foregoing clause (iv).

(b) With respect to any Third-Party Claim in which the Indemnifying Party has assumed the defense thereof, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless the employment thereof has been specifically authorized by the Indemnifying Party in writing in the Indemnifying Party’s sole discretion. If the Indemnifying Party elects to assume and control the defense of a Third-Party Claim, it will provide notice thereof at any time after the Indemnified Party has given notice of the matter. The Indemnifying Party shall not be liable for any settlement of any Third-Party Claim, the defense of which it has elected to assume, if such settlement is effected without the written consent of the Indemnifying Party (not to be unreasonably withheld, delayed or conditioned). The Indemnified Party shall not be liable for any settlement of any Third-Party Claim by the Indemnifying Party, without the Indemnified Party’s written consent, which consent may not be unreasonably withheld, conditioned or delayed, unless the relief provided under such settlement is solely for monetary damages that are paid by the Indemnifying Party.

(c) If an Indemnified Party is entitled to indemnification against a Third-Party Claim, and the Indemnifying Party fails to accept a tender of the defense of a Third-Party Claim pursuant to this Section 6.8, or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Third-Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in reasonable good faith and upon the advice of counsel, to contest, defend and litigate such Third-Party Claim, and may settle such Third-Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable; provided, that at least five days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to the preceding sentence, the Indemnified Party so contests, defends, litigates or settles a Third-Party Claim for which it is entitled to indemnification hereunder, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other reasonable expenses of contesting, defending, litigating and settling the Third-Party Claim which are incurred from time to time, promptly following the presentation to the Indemnifying Party of itemized bills for such attorneys’ fees and other expenses. If, with respect to any claim for indemnification under Section 6.1, a Buyer Indemnified Party is the Indemnified Party hereunder, any amounts paid to settle a Third-Party Claim or in reimbursing the Indemnified Party pursuant to this Section 6.8 shall first be reimbursed, when and as incurred, from the Escrow Amount.

(d) The Indemnifying Party and Indemnified Party agree to reasonably cooperate with each other in connection with the defense, negotiation or settlement of any Third-Party Claim. Such cooperation shall include the retention and the provision of records and information which is reasonably relevant to such Third-Party Claim, and making employees available in a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e) Notwithstanding any provision in this Section 6.8 to the contrary, Seller shall assume and control the defense of and any settlement of any and all Claims relating to the Mulcahy Matter and the Seattle Lease Agreement (including the Lease Assignment).

6.9 Miscellaneous Seller Indemnity Provisions.

(a) Seller’s indemnity obligations under this ARTICLE VI are intended solely for the benefit of the Buyer Indemnified Parties, and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.

(b) For all purposes of this ARTICLE VI, when determining the amount of Losses associated with the breach or inaccuracy of a representation or breach of a warranty (or omission in any corresponding schedule), any material adverse effect or other materiality qualifier contained in any such representation or warranty will be disregarded.

6.10 Mitigation and Insurance.

(a) Each of the Parties agrees to take all reasonable steps to mitigate their respective Losses and the Losses of their respective Indemnified Parties upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

(b) If any event shall occur that would otherwise entitle an Indemnified Party to assert a Claim for indemnification under Section 6.1 or Section 6.2, no Losses shall be deemed to have been sustained by such Indemnified Party to the extent of any proceeds (net of collection costs or any deductible) received by such Indemnified Party from any insurance policies maintained by or on behalf of such Indemnified Party with respect to such Losses.  The Parties will use commercially reasonable efforts to pursue and cause their respective Indemnified Parties to pursue a claim or claims under such insurance policies; provided, however, that no Party or Indemnified Party shall have an obligation to commence litigation to recover such proceeds; provided, further, that, for the avoidance of doubt, any additional Losses incurred by an Indemnified Party by reason of its pursuit of proceeds (including increases in insurance premiums) under any insurance policies pursuant to this Section 6.10(b) shall be indemnified by the Indemnifying Party.

6.11 Exclusive Remedies; Waiver of Certain Losses.  Except for remedies that cannot be waived as a matter of law and injunctive and provisional relief, this ARTICLE VI shall (in the absence of fraud or intentional misrepresentation) be the sole and exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the sale of the Shares contemplated hereby. Notwithstanding anything to the contrary in this Agreement (including in Section 6.1 or 6.2), in no event shall any Party be liable for special, punitive, exemplary, incidental, consequential or indirect damages, lost profits, diminution in value, damage to reputation or loss of goodwill, whether based in contract, tort, strict liability or otherwise, and no “multiple of profits” or “multiple of cash flow” or similar methodology shall be used in calculating the amount of any Losses; provided, however, that this sentence shall not limit a Party’s right to recover under this Article VI for any such Losses to the extent such Party is required to pay such damages to a third party in connection with a matter for which such Party is otherwise entitled to indemnification pursuant to this Article VI.

ARTICLE VII
POST CLOSING COVENANTS

7.1 Tax Covenants.

(a) Except as otherwise provided in Section 7.10(c), Buyer shall prepare or cause to be prepared and filed all federal and state income Tax Returns required to be filed by the Company for taxable periods ending prior to or on the Effective Date (“Pre-Closing Tax Periods”) which are to be filed after the Effective Date (the “Seller’s Returns”). Each such Seller’s Return shall be prepared in a manner consistent with the Company’s past practice except as otherwise required by applicable Legal Requirements. Buyer shall submit each of the Seller’s Returns to Seller at least fifteen (15) days prior to the due date for the filing of such Seller’s Returns (taking into account any valid extensions of time to file) and Seller shall have the right to review and comment on such Seller’s Returns, and thereafter, the Company shall reflect such comments from Seller on such Seller’s Returns to the extent such comments are consistent with the standard set forth in the previous sentence, which shall be determined in Buyer’s reasonable sole discretion. Buyer shall make available or shall cause the Company to make available to Seller (and to the accountants and attorneys of Seller) any and all books and records and other documents and information in its possession or control relating to the Company requested by such Persons in connection with Seller’s review of any Seller’s Returns. Buyer will cause duly authorized officers of the Company (or any successor thereof) to timely execute such Seller’s Returns. Seller shall be responsible for all Taxes of the Company for all Pre-Closing Tax Periods, including Taxes resulting from any Contest, and Seller shall timely pay, or cause to be paid, any Taxes shown as due on such Tax Returns.

(b) Except as otherwise provided in Section 7.10(c), Buyer shall cause to be prepared and filed all federal and state income Tax Returns required to be filed by the Company for taxable periods beginning prior to and ending after the Effective Date (the “Straddle Period Returns”). Each such Straddle Period Return shall be prepared in a manner consistent with the Company’s past practice except as otherwise required by Legal Requirements. Buyer shall submit each such Straddle Period Return to Seller at least fifteen (15) days prior to the due date for the filing of such Straddle Period Return (taking into account any valid extensions of time to file) and Seller shall have the right to review and comment on such Straddle Period Return, and Buyer shall consider such comments in good faith but shall have no obligation to include any such comments in such Straddle Period Return so long as such Straddle Period Return was prepared in the manner required hereunder. Seller shall be responsible for all Taxes of the Company allocable to the portion of the Straddle Period ending on the Effective Date, including Taxes resulting from any Contest, and Seller shall timely pay, or cause to be paid, any Taxes shown as due on such Straddle Period Returns.

(c) For purposes of apportioning liability for Taxes in connection with any taxable period beginning prior to and ending after the Effective Date (i) in the case of Taxes based upon or related to income or receipts, the amount of any such Taxes allocable to the portion of the taxable period ending on the Effective Date shall be determined based on an interim closing of the books as of the close of business on the Effective Date; and (ii) in the case of Taxes other than Taxes described in clause (i), the amount of such Taxes allocable to the portion of the taxable period ending on the Effective Date shall be the product of (x) the amount of such Taxes for the entire period and (y) a fraction the numerator of which is the number of calendar days in the period ending with the Effective Date and the denominator of which is the number of calendar days in the entire period. Notwithstanding the foregoing, for purposes of this Agreement, the taxable income of the Company for taxable periods (or portions thereof) ending on or before the Effective Date shall not be adversely affected by any items, events or transactions outside of the Ordinary Course of Business occurring on the Effective Date after the Closing, other than the Transactions.

(d) Buyer and Seller shall promptly notify the other following receipt of any notice of audit, examination or other Proceeding (a “Contest”) relating to any Seller’s Return, Straddle Period Return, or any other federal or state Tax Return filed on or before the Effective Date (together with all Seller’s Returns and Straddle Period Returns , the “Prior Period Returns”). Seller shall have the right at its expense to control any and all Contests relating to any Prior Period Return that is not a Straddle Period Return, provided, that Buyer shall have the right to participate in any Contest, and Seller shall not agree to the resolution of any Contest relating to a Prior Period Return or file an amended Prior Period Return without Buyer’s consent (which consent shall not be unreasonably withheld, conditioned or delayed).  Buyer shall have the right at its expense to control any and all Contests relating to any Straddle Period Return.  Buyer shall make available or shall cause the Company to make available to Seller any and all books and records of the Company and other documents requested by Seller and shall make available employees of the Company to enable Seller to defend any Contest with respect to any Prior Period Return that is not a Straddle Period Return and shall cooperate with Seller in defense of such Contests. Seller shall make available any and all books, records and other documents requested by Buyer in connection with any Contest and shall cooperate with Buyer in defense of such Contests.

(e) Notwithstanding anything herein to the contrary, except as required by any Legal Requirements, Buyer shall not file any amended Tax Returns of the Company for any taxable periods that end on or prior to the Effective Date without first obtaining the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest) incurred in connection with consummation of the Transactions shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller.

7.2 Noncompetition.

(a) During the Restricted Period:

(1) Seller will not, directly or indirectly, or as a stockholder, partner, member, manager, employee, consultant or other owner or participant in any Person other than any of the Affiliated Companies, and will not allow any Affiliate to, engage in or assist any other Person to engage in the Covered Business anywhere in the Covered Area (except by virtue of the passive ownership of less than five percent (5%) of the outstanding stock of any publicly-traded corporation);

(2) Seller will not, directly or indirectly, and will not allow any Affiliate to, solicit or endeavor to entice away from the Affiliated Companies, or offer employment or a consulting position to, any Person who is, or was within the one year period prior thereto, an employee of or consultant to the Affiliated Companies other than employees whose employment or consulting engagement is terminated by the Company;

(3) Seller will not, directly or indirectly, and will not allow any Affiliate to, solicit or endeavor to entice away from the Affiliated Companies, or endeavor to reduce the business conducted with the Affiliated Companies by, any Person who is a customer or client of, supplier, vendor or service provider to, or other Person having business relations with, the Affiliated Companies; and

(4) Seller will not, directly or indirectly, and will not permit any Affiliate to, publish or communicate to any Person any Disparaging remarks, comments or statements concerning the Affiliated Companies (or any of them) or any management-level employee of any of the Affiliated Companies (provided, that the foregoing shall not preclude Seller or Affiliate of Seller from making truthful statements in connection with any Proceeding).

(b) For purposes of this Section 7.2, the following terms shall have the following meanings:

(1) “Affiliated Companies” shall mean the Company and Buyer and all of their respective successors and assigns;

(2) “Covered Area” means (A) anywhere in the United States, United Kingdom, Canada and Australia and (B) anywhere else in the world where the Company does business or plans to do business, as disclosed to Seller at or prior to the date of this Agreement;

(3) “Covered Business” means the Business and any related business in which the Affiliated Companies are engaged or planning to engage at the Closing, as disclosed to Seller at or prior to the date of this Agreement;

(4) “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, reputation, ethics, morality or business acumen or abilities of the Person being disparaged.

(5)  “Restricted Period” means the period commencing as of the Closing and ending on the four (4) year anniversary of the Closing.

7.3 Injunctive Relief.  Seller acknowledge that any breach or threatened breach of the provisions of Sections 7.2 or 8.9(b) of this Agreement will cause irreparable injury to Buyer and its Affiliates (including, after the Closing, the Company) for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, Buyer and its Affiliates shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive and other equitable relief, restraining Seller and its Affiliates from committing such breach or threatened breach. The right provided under this Section 7.3 shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer and its Affiliates.

7.4 Reasonable Restrictions.  Seller (a) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for this Agreement to be reviewed by counsel, (b) acknowledges that the duration, geographical scope and subject matter of Sections 7.2, 7.3 and 8.9(b) are reasonable and necessary to protect the goodwill, customer relationships, legitimate business interests, trade secrets and confidential and proprietary information of the Business, (c) acknowledges that Buyer would not have closed the Transactions without the benefits contained in this Agreement, and (d) understands that this Agreement is assignable by Buyer and shall inure to the benefit of Buyer’s successors and assigns.

7.5 Certain Ongoing Obligations.  Effective as of the Closing, Seller shall assume sole and exclusive responsibility for continuing the payments and other arrangements described on Schedule 7.5, and none of Buyer, the Company or any of their respective Affiliates shall have any obligation whatsoever with respect thereto.

7.6 Certain Accounts Receivable.  Effective as of the Closing, the Company assigns to Seller and Seller assumes from the Company all proceeds relating to the accounts receivable set forth on Schedule 7.6 (the “Assigned Receivables”), and none of the Company, the Buyer or any of their respective Affiliates shall have any benefit whatsoever with respect thereto.  Buyer agrees to cause the Company to (a) use its commercially reasonable efforts to collect each of the Assigned Receivables, (b) provide Seller electronically with monthly summaries setting forth any and all payments received in connection with the Assigned Receivables, and (c) remit promptly to Seller all proceeds from such accounts receivable by check or wire payment to an account designated in writing by Seller.

7.7 Lease Assignment.  Except as specifically provided below, Seller shall assume any and all Liabilities relating to the Seattle Lease Agreement and the Lease Assignment, including any fees paid to landlord, recording fees, or other fees relating thereto.  Buyer agrees to cause the Company to execute, acknowledge (if appropriate) and deliver whatever additional documents, and do such other acts, as may be reasonably required in order to effect the Lease Assignment and the transactions contemplated thereby.  The Company may continue use of the Leased Premises described under the Seattle Lease Agreement through September 30, 2014, and shall vacate such premises and dispose of all personal property at such location no later than such date, except as otherwise agreed with Seller in writing prior to such date.  Buyer agrees to cause the Company to use, treat and maintain the Leased Premises in such manner as required of the tenant under and in accordance with the Seattle Lease Agreement, and shall promptly reimburse Seller for, and indemnify, defend and hold harmless Seller and all Seller Indemnified Parties for, any and all Losses that may arise from its breach of this Section 7.8.

7.8 Bank Accounts.  Until control of the account set forth on Schedule 4.27 is assumed solely by Buyer (or such accounts are cancelled with the prior written consent of Buyer), Seller shall (a) electronically deliver daily statements to Buyer showing all activity in such accounts, and (b) not make any withdrawals or transfers from such accounts, other than transfers made upon the request of Buyer, but not more frequently than once weekly, to an account designated in writing by Buyer; provided that the obligation in clause (a) shall be deemed fulfilled to the extent Buyer is given electronic access sufficient to monitor the activity in such accounts.

7.9          Subscription Codes.  No later than September 18, 2014, the Company shall destroy all subscription codes created pursuant to the agreement set forth on Schedule 4.20 which were not issued by September 16, 2014.

ARTICLE VIII
                                     GENERAL

8.1 Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer (if Seller proposes to make such disclosure) or Seller (if Buyer proposes to make such disclosure), except as required by applicable Legal Requirements or stock exchange rules (in which case Buyer will be given a reasonable time to comment thereon in advance).

8.2 Construction; Governing Law; Exclusive Venue.  This Agreement, its construction and the determination of any rights, duties or remedies of the Parties arising out of or relating to this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any Proceeding relating to any matter arising under this Agreement shall be instituted in federal or state court in the County of Kent, State of Delaware, which venue the Parties agree shall be the exclusive venue for such Proceeding. Each Party agrees not to assert, by way of motion, as a defense or otherwise, in any such Proceeding, any claim that it is not subject to the personal jurisdiction of the courts described above to the extent contrary to the intent of the preceding two sentences or that the jurisdictions described above are in any way inconvenient.

8.3 Survival of Representations, Warranties and Ancillary Documents.  The Ancillary Agreements shall survive the Closing in accordance with their terms. Except as otherwise expressly provided in ARTICLE VI of this Agreement, the representations, warranties, covenants and other agreements herein contained shall continue in full force and effect after the Closing. For the avoidance of doubt, with respect to claims for breaches of the representations and warranties contained in this Agreement (including the Disclosure Schedule) and in any of the Ancillary Agreements, the survival periods set forth in Section 6.4 are specifically and unambiguously intended to replace all statute of limitations periods otherwise applicable thereto.

8.4 Entire Agreement; Amendment; Waiver.  This Agreement (which term, as used in this Agreement, includes the Disclosure Schedule) and the Ancillary Agreements constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no representations, warranties, covenants or other agreements between the Parties in connection with the subject matter hereof except as set forth specifically herein or therein. No amendment, supplement, modification or waiver of this Agreement shall be implied or be binding unless in writing and signed by the Party against which such amendment, supplement, modification or waiver is asserted. No waiver of a provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly therein provided.

8.5 Binding Effect; Successors; Assignment.  All of the terms and provisions of this Agreement by or for the benefit of the Parties shall be binding upon and inure to the benefit of their respective successors, permitted assigns, heirs, trustees, administrators, executors and personal representatives. The rights and obligations provided by this Agreement shall not be assignable by any Party, except that a Party may (i) assign its rights under this Agreement to one or more of its Affiliates or (ii) designate one or more of its Affiliates to perform its obligations hereunder, and  (iii) Buyer may collaterally assign all of its rights, interests and benefits under this Agreement to its financing sources; provided, that in any or all of such cases such Party nonetheless shall not be discharged from and shall remain responsible and liable for the performance of all of its obligations under this Agreement.

8.6 Exhibits and Schedules.  All instruments or documents to be delivered by any Party to this Agreement shall be in form and content reasonably satisfactory to the counsel for the Party receiving such instrument or document. Each Exhibit and the Disclosure Schedule shall be deemed an integral part of this Agreement. Each Section of the Disclosure Schedule shall be deemed to qualify the corresponding Section of this Agreement and any other Section to which the application of such disclosure is readily apparent. All references to “Sections” in the Disclosure Schedule shall be deemed to refer to the provisions of this Agreement.

8.7 Joint Preparation; Independent Significance; Validity.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.8 Notices.  All notices, requests, approvals, demands, claims and other communications required or permitted to be given under this Agreement (individually and collectively, “Notice”) shall be in writing and shall be (a) served personally, (b) sent by a national overnight delivery or courier company, or (c) sent by electronic transmission device, such as facsimile or email to the fax number (if any) or email address (if any) set forth below, addressed as follows:

If to Seller to:

Ambassadors Group, Inc.
Attention: Legal/Risk
2001 S. Flint Road
Spokane, WA  99224
E-mail: marie.rice@ambassadorsgroup.com

With a copy (which shall

not constitute notice) to:

Thomas R. Stephens
Bartlit Beck Herman Palenchar & Scott, LLP
1899 Wynkoop Street, Suite 800
Denver, CO  80202
Fax: 303-592-3140
E-mail: Thomas.stephens@bartlit-beck.com

If to Buyer to:

GradeSaver, LLC
5302 E. Palo Verde Drive
Paradise Valley, AZ 85253
Attention: J. Nicholas Smith

Fax: _______________

E-mail: readers@gradesaver.com

With copies (which shall
not constitute notice) to:

Joseph S. Rosen, Esq
Brown & Rosen LLC
100 State Street, Suite 900
Boston, MA 02109
Fax: 617-695-3202
E-mail: jrosen@brownrosen.com

Any such Notice shall be deemed delivered upon delivery or refusal to accept delivery as indicated in writing by the person attempting to make personal service or by similar written advice from the overnight delivery company; provided, that if any such Notice shall be sent by electronic transmission device, such as facsimile or email to the fax number (if any) or email address (if any) set forth above, such Notice shall be deemed given at the time and on the date of machine transmittal (except if sent after 5:00 p.m. recipient’s time, then the notice shall be deemed given at 9:00 a.m. on the next Business Day) if the sending Party receives a written send verification on its machine and sends a duplicate Notice on the same day or the next Business Day by personal service or overnight delivery in the manner described above. Each Party shall make an ordinary, good faith effort to ensure that it will accept or receive Notice that are given in accordance with this Section 8.8, and that any Person to be given Notice actually receives such Notice. Any Party to whom Notice is to be sent pursuant to this Agreement may from time to time change its address, facsimile number or email address for future communication hereunder by giving Notice in the manner prescribed herein to all other Persons named in this Section 8.8; provided, that the address, facsimile number or email address change shall not be effective until three (3) Business Days after the Notice of change has been given.

8.9 Records; Confidentiality.

(a) Buyer agrees that it will cause to be preserved and kept the Books and Records of the Company (including any Books and Records relating to Taxes and Tax Returns of the Company) for a period of five (5) years after the Closing, and shall make such Books and Records available and allow Seller to make copies thereof, at Seller’s sole cost and expense, as may be reasonably required by Seller in connection with any Claim or Proceeding. In the event Buyer wishes to have the Company destroy any such Books and Records prior to the end of such time period, Buyer shall first give at least thirty (30) days prior Notice to Seller, and upon such notice Seller shall have the right, at its option and at its sole cost and expense, to take possession of such Books and Records. Seller may retain copies of any contracts, documents or records: (i) for archival purposes, (ii) which relate to properties or activities of Seller, (iii) which are required to be retained pursuant to any Legal Requirement or are subject to the attorney-client privilege, or (iv) for financial reporting purposes, for Tax purposes or for legal defense or prosecution purposes, it being understood that any documentation so retained shall be retained subject to Section 8.9(b), below.

(b) At all times following the Closing, Seller shall not, directly or indirectly, disclose, divulge or make use of any trade secrets or other proprietary or confidential information of a business, financial, marketing, technical or other nature pertaining to the Business, the Company or any of their respective Assets or properties, except (a) to Seller’s officers, directors, managers, agents, advisors, attorneys or other representatives who legitimately need to know such information and who agree to keep such information confidential and are made aware of Seller’s obligations of confidentiality under this Agreement, (b) to the extent that such information shall have become public knowledge other than by breach of this Agreement by Seller, and (c) to the extent that disclosure of such information is required by Legal Requirement or legal process (but only after Seller has provided Buyer with reasonable notice and an opportunity to take action against any legally required disclosure).

8.10 Counterparts; Facsimile or Electronic Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed by the exchange of facsimile or electronically transmitted signatures to identical counterparts with the same effect as if originally executed on the same instrument. The Parties expressly acknowledge and agree that, notwithstanding any statutory or decisional law to the contrary, the printed product of an e-mail transmission shall be deemed to be “written” and a “writing”, and a signature delivered by facsimile or e-mail shall be as binding upon the delivering Party as an original signature.

8.11 No Third Party Rights.  Except as otherwise provided in ARTICLE VI with respect to Indemnified Parties, nothing in this Agreement, express or implied, is intended to confer on any Person not a Party any right or remedies by reason of this Agreement.

8.12 Further Acts.  Each Party shall, at the request of the other, execute, acknowledge (if appropriate) and deliver whatever additional documents, and do such other acts, as may be reasonably required in order to accomplish the intent and purposes of this Agreement.

8.13 Fees and Expenses.  Except as otherwise provided herein, the Parties hereto shall pay all of their own fees and expenses (including, if incurred, fees and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees and expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the Transactions. Except as otherwise provided herein, if any Proceeding for the enforcement of this Agreement is brought, or because of an alleged dispute, breach, default, misrepresentation in connection with any of the provisions hereof, each Party shall pay their own attorney’s fees and other costs incurred in such Proceeding.

8.14 No Rescission.  Neither Buyer nor Seller shall be entitled to rescind the purchase of the Purchased Shares by Buyer by virtue of any failure of any Party’s representations and warranties herein to have been true or any failure by any Party to perform its obligations hereunder.

{SIGNATURES OF PARTIES APPEAR ON NEXT PAGE}

IN WITNESS WHEREOF, the Parties have executed this Agreement as an instrument under seal effective as of the Effective Date.

SELLER:

AMBASSADORS GROUP, INC.

By:           /s/ Philip B. Livingston
Name:  Philip B. Livingston
Title:    Interim Chief Executive Officer

BUYER:

GRADESAVER, LLC

By:           /s/ J. Nicholas Smith
Name:  J. Nicholas Smith
Title:    Member